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                                                                      Exhibit 13

                      BRINSON SERIES TRUST - CLASS I SHARES

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


         WHEREAS, Brinson Series Trust ("Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company;

         WHEREAS, the Trust currently has thirteen series of shares of beneficial interest ("Series"), each of which corresponds to a distinct portfolio of investments, which have been designated Aggressive Growth Portfolio, Balanced Portfolio, Global Growth Portfolio, Global Income Portfolio, Growth and Income Portfolio, Growth Portfolio, High Grade Fixed Income Portfolio, High Income Portfolio, Money Market Portfolio, Small Cap Portfolio, Strategic Fixed Income Portfolio, Strategic Income Portfolio and Tactical Allocation Portfolio; and

         WHEREAS, the Trust intends to offer Class I shares of beneficial interest ("Shares") of each Series for sale to the separate accounts ("Separate Accounts") of insurance companies ("Insurance Companies") that issue variable annuity or variable life contracts ("Contracts"); and

         WHEREAS the Trust desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Shares of each current Series and of such other Series as may hereafter be designated by the Trust's board of trustees ("Board") and have Shares established; and

         WHEREAS the Trust has entered into a Principal Underwriting Contract ("Contract") with Brinson Advisors, Inc. ("Principal Underwriter") pursuant to which the Principal Underwriter has agreed to serve as principal underwriter of the Shares of each such Series;

         NOW, THEREFORE, the Trust hereby adopts this Plan with respect to the Shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

         1. The Trust authorizes the Principal Underwriter to arrange for the Trust to enter into agreements with Insurance Companies ("Participating Insurance Companies") concerning the sale of Shares of one or more Series to the Separate Accounts of such Participating Insurance Companies.

         2. A. Each Series is authorized to pay to the Principal Underwriter for remittance to each Participating Insurance Company or, at the Principal Underwriter's direction, to pay directly to a Participating Insurance Company, a distribution fee at the annual rate of 0.25% of the average daily net assets of the Shares held by the Separate Accounts of that Participating Insurance Company. Such fee shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board shall determine.

                  B. Any Series may pay the distribution fee at a lesser rate than that specified in paragraph 2A of this Plan, as agreed upon by the Board and the Principal Underwriter and as approved in the manner specified in paragraph 4 of this Plan.


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         3. The Principal Underwriter or the Trust, at the direction of the
Principal Underwriter, shall pay the distribution fee to Participating Insurance Companies as compensation for providing distribution related services to the Trust's shareholders. These distribution related services may include, but are not limited to, the following: (a) printing and mailing of Trust prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Contract owners; (b) services relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Trust and including materials intended for use within the Participating Insurance Company or for broker-dealer use only or retail use; (c) holding seminars and sales meetings designed to promote the distribution of the Shares;
(d) obtaining information and providing explanations to Contract owners regarding the investment objectives and policies and other information about the Trust and its Series, including the performance of the Series; (e) training sales personnel regarding the Trust and its Series; (f) compensating sales personnel with respect to the Trust and its Series; (g) providing personal services and/or maintenance of the Contract owner accounts with respect to Trust Shares attributable to such accounts; and (h) financing any other activity that the Board determines is primarily intended to result in the sale of the Shares.

         4. If adopted with respect to the Shares of a Series after any public offering of those Shares, this Plan shall not take effect with respect to those Shares unless it has first been approved by a vote of a majority of the voting securities of the Shares of that Series.

         5. This Plan shall not take effect with respect to the Shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Series' Shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         6. After approval as set forth in paragraph 4 (if applicable) and paragraph 5, this Plan shall continue in full force and effect with respect to such Series for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 5.

         7. The Principal Underwriter shall provide to the Board and the Board shall review, at least quarterly, a written report that complies with the requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period. Only distribution expenditures properly attributable to the sale of Shares of a particular Series will be used to justify any fee paid by the Trust with respect to that Series pursuant to this Plan. To the extent that such expenditures relate to more than one Series, the expenditures will be allocated between or among the affected Series in a manner deemed appropriate by the Board.

         8. This Plan may be terminated with respect to any Series at any time by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of that Series.


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         9. This Plan may not be amended to increase materially the amount of distribution fees provided for in paragraph 2A hereof unless such amendment is approved by a vote of a majority of the outstanding Shares of each Series, and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in paragraph 5 hereof.

         10. The amount of the distribution fees payable by any Series under paragraph 2A hereof and the Contract is not related directly to expenses incurred by the Principal Underwriter or a Participating Insurance Company in providing distribution related services on behalf of such Series, and paragraph 3 hereof and the Contract do not obligate the Series to reimburse the Principal Underwriter or the Participating Insurance Company for such expenses. The distribution fees set forth in paragraph 2A hereof will be paid by the Series to the Principal Underwriter or at the direction of the Principal Underwriter until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Shares of any Series, any expenses relating to distribution activities incurred by the Principal Underwriter or a Participating Insurance Company on behalf of the Series in excess of payments of the distribution fees specified in paragraph 2A hereof and the Contract which the Principal Underwriter or a Participating Insurance Company has received or accrued through the termination date are the sole responsibility and liability of the Principal Underwriter or the Participating Insurance Company, and are not obligations of the Series.

         11. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

         12. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         13. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         14. The Trustees of the Trust and the shareholders of each Series shall not be liable for any obligations of the Trust or any Series under this Plan, and the Principal Underwriter or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Series in settlement of such right or claim, and not to such Trustees or shareholders.


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         IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution on the day and year set forth below in New York, New York.

Date:    May 9, 2001

                                            BRINSON SERIES TRUST


Attest: /s/ Cristina Paradiso               By: /s/ Amy R. Doberman
       ----------------------                  --------------------
Name:   Cristina Paradiso                   Name: Amy R. Doberman
Title:  Assistant Secretary                 Title: Vice President and Secretary


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